Exhibit 99.1
AVERY DENNISON CORPORATION
UNAUDITED PRO FORMA COMBINED RESULTS OF OPERATIONS
INTRODUCTION
Avery Dennison Corporation (the “Company”) is a worldwide manufacturer of pressure-sensitive labeling materials, retail tag, ticketing and branding systems, and office products. The Company’s end markets include consumer products and other retail items (including apparel), logistics and shipping, industrial and durable goods, office products, transportation, and medical/health care.
On June 15, 2007, the Company completed the acquisition of Paxar Corporation, a New York corporation (“Paxar”), pursuant to the Agreement and Plan of Merger dated as of March 22, 2007 (the “Merger Agreement”), by and among the Company, Alpha Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Avery Dennison (“Merger Sub”), and Paxar. Pursuant to the terms of the Merger Agreement, each share of common stock, par value $0.10, of Paxar (other than shares owned by the Company, Merger Sub or Paxar) was converted into the right to receive $30.50 in cash, resulting in an aggregate purchase price of approximately $1.3 billion. The other terms of the acquisition are set forth in the Merger Agreement, which was filed by the Company on the Current Report on Form 8-K dated March 22, 2007.
The accompanying unaudited pro forma combined results of operations give effect to the Company’s acquisition of Paxar. These pro forma results for the nine months ended September 29, 2007 and September 30, 2006 assume that the Paxar acquisition and related transactions occurred on January 1, 2006 and have been prepared based on a preliminary allocation of the purchase price. Such preliminary allocation is expected to be adjusted as a result of the finalization of the purchase price allocation. Additionally, these pro forma results include Paxar’s unaudited results of operations from January 1, 2007 to June 15, 2007, as obtained from the financial records of Paxar.
The unaudited pro forma adjustments to reflect the purchase price allocation are based upon preliminary information, which may be revised as additional information becomes available. Because of the timing of the acquisition completion (close to the end of the reporting period for the second quarter of 2007), the allocation of the purchase price is preliminarily prepared based on information available as of the acquisition date and therefore, could be materially impacted by certain adjustments on the finalization of the fair value assessments of assets acquired and liabilities that the Company assumed from Paxar. The Company expects the finalization of such fair value assessment and allocation of purchase price to be within the allowable period under Statement of Financial Accounting Standards No. 141, “Business Combinations.” Such finalization is expected to be based on management’s review process, which primarily includes the review of third-party valuations for acquired assets.
The notes to the unaudited pro forma combined results of operations provide a more detailed discussion of how such adjustments were derived and presented in the pro forma results of operations. The accompanying unaudited pro forma combined results of operations have been compiled from historical results of operations and other information as described herein and should be read for comparison purposes only. These pro forma results do not purport to represent what the Company’s results of operations actually would have been had the transactions occurred on the dates indicated herein, or project the Company’s performance for any future periods.
The accompanying unaudited pro forma combined results of operations should be read together with historical unaudited consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the nine months ended September 29, 2007, unaudited financial statements of Paxar filed by the Company on August 29, 2007 on Current Report on 8-K/A and the unaudited consolidated financial statements of Paxar filed by Paxar in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2006. Certain adjustments in the accompanying unaudited combined pro forma results of operations are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the unaudited combined pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated, and that the unaudited combined pro forma adjustments give reasonable effect to those assumptions and are applied in the unaudited pro forma combined results of operations.

AVERY DENNISON CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 29, 2007
(In millions, except per share amounts)

	Avery				Pro Forma		Pro Forma
	Dennison (1)		Paxar (2)		Adjustments		as Adjusted

Net sales	$4,593.8		$422.6		$(8.1)	(a)	$5,008.3

Cost of products sold	3,354.0		271.7		(5.9)	(a)	3,622.5
					2.7	(b)

Gross profit	1,239.8		150.9		(4.9)		1,385.8

Marketing, general and administrative expense	849.5		129.4		9.5	(c)	988.4

Interest expense	70.9		1.3		33.5	(d)	105.7

Other expense, net	43.2	(3)	3.3	(4)	—		46.5

Income from continuing operations before taxes	276.2		16.9		(47.9)		245.2

Taxes on income	52.8		4.6		(10.0)	(e)	47.4

Net income from continuing operations	$223.4		$12.3		$(37.9)		$197.8

Per share amounts:
Net income per common share from continuing operations	$2.28				—		$2.02
Net income per common share from continuing operations, assuming dilution	$2.26				—		$2.00

Average shares outstanding:
Common shares	98.1				—		98.1
Common shares, assuming dilution	98.9				0.1		99.0

Common shares outstanding at period end	98.3				—		98.3

(1)	Reflects unaudited results of operations of Avery Dennison for the nine months ended September 29, 2007, which include unaudited results of operations for Paxar since the acquisition date, from June 15, 2007 to September 29, 2007.

(2)	Reflects unaudited results of operations of Paxar for the period January 1, 2007 to June 15, 2007, as obtained from the financial records of Paxar.

(3)	Other expense, net, includes asset impairment charges, restructuring costs and lease cancellation charges of $41.3 (including impairment of software assets of $18.4 related to the acquisition of Paxar), a cash flow hedge loss of $4.8 and expenses related to a divestiture of $.3, partially offset by a reversal of $(3.2) related to a patent lawsuit.

(4)	Other expense includes integration and restructuring and other costs of $1.8 and merger-related costs of $1.5 for the three months ended March 31, 2007.
See Notes to Unaudited Pro Forma Combined Financial Statements

AVERY DENNISON CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006
(In millions, except per share amounts)

	Avery				Pro Forma		Pro Forma
	Dennison (1)		Paxar (2)		Adjustments		as Adjusted

Net sales	$4,164.5		$650.0		$(10.8)	(a)	$4,803.7

Cost of products sold	3,025.6		408.5		(9.0)	(a)	3,429.5
					4.4	(b)

Gross profit	1,138.9		241.5		(6.2)		1,374.2

Marketing, general and administrative expense	748.7		200.6		15.6	(c)	964.9

Interest expense	42.2		3.6		53.7	(d)	99.5

Other expense (income), net	31.1	(3)	(33.0)	(4)	—		(1.9)

Income from continuing operations before taxes	316.9		70.3		(75.5)		311.7

Taxes on income	66.3		23.0		(17.4)	(e)	71.9

Net income from continuing operations	$250.6		$47.3		$(58.1)		$239.8

Per share amounts:
Net income per common share from continuing operations	$2.51				—		$2.40
Net income per common share from continuing operations, assuming dilution	$2.50				—		$2.38

Average shares outstanding:
Common shares	100.0				—		100.0
Common shares, assuming dilution	100.4				0.2		100.6

Common shares outstanding at period end	100.2				—		100.2

(1)	Reflects unaudited results of operations of Avery Dennison for the nine months ended September 30, 2006.

(2)	Reflects unaudited results of operations of Paxar for the nine months ended September 30, 2006, as obtained from the financial records of Paxar.

(3)	Other expense, net, includes restructuring costs and asset impairment charges of $19.4, environmental remediation costs of $13, legal accrual related to a patent lawsuit of $.4, miscellaneous taxes related to a divestiture of $.4 and charitable contribution to Avery Dennison Foundation of $10, partially offset by gain on sale of investment of $(10.5) and gain from curtailment and settlement of a pension obligation of $(1.6).

(4)	Other income, net, includes gain on a lawsuit settlement of ($39.4), partially offset by integration and restructuring charges and other costs of $6.4.
See Notes to Unaudited Pro Forma Consolidated Financial Statements

AVERY DENNISON CORPORATION
NOTES TO UNAUDITED PRO FORMA COMBINED RESULTS OF OPERATIONS
Note 1. Basis of Presentation
The accompanying combined historical results of operations are derived from the historical consolidated results of operations of Avery Dennison Corporation (the “Company”) and Paxar Corporation (“Paxar”). These pro forma results of operations assume that the acquisition occurred on January 1, 2006.
Note 2. Pro Forma Assumptions and Adjustments
The pro forma statements of income have been prepared to reflect the acquisition of Paxar by the Company. These pro forma adjustments are made to reflect the following:
a)	Elimination of intercompany sales and intercompany profit in inventory.

b)	Additional depreciation resulting from preliminary fair value amounts allocated to property, plant and equipment over the preliminary estimated useful lives of ten years.

c)	Amortization of preliminary fair value amounts allocated to amortizable intangible assets on a straight-line basis over the preliminary estimated useful lives, which range from seven to twenty years. (See Note 3, “Intangible Assets,” for further details).

d)	Interest expense on the debt incurred to initially fund the acquisition. Assumes an average interest rate of 5.76 percent as of September 29, 2007, which represents the borrowing rate of the Company’s existing commercial paper program, as well as the rate of 6.625 percent per year related to the Company’s issuance of senior notes for $250 million due October 2017. These senior notes were issued by the Company in September 2007 and were partially used to refinance the commercial paper initially used to finance the Paxar acquisition. The Company is currently in the process of obtaining other long-term financing to be arranged by several financial institutions for a portion of the acquisition purchase price. When completed, the Company expects the average interest rate for the debt incurred to fund the acquisition to be approximately 6.5 percent, subject to changes in market conditions at issuance. The effect on annual net income of a 1/8% variance in interest rates is estimated to be $1.6 million.

e)	Adjustment to income tax provision was applied using the worldwide combined effective tax rates of both the Company and Paxar. The Company has used an effective tax rate, rather than a statutory tax rate, to estimate tax expense in a manner consistent with other financial statement disclosures. An effective tax rate considers adjustments for nontaxable income, non-deductible items, tax credits and geographic income mix, and therefore results in a more accurate estimate of tax expense compared to a statutory tax rate.
Note 3. Intangible Assets
The preliminary components of the intangible assets resulting from the acquisition and their related amortizable lives are as follows:

	Estimated	Estimated
	Value	Amortization Life

Customer relationships	$176.5	Range from 7 to 20 years
Non-amortizable trade names and trademark	30.0	Indefinite life
Technology — core and developed	24.1	8 years
Service contracts	3.6	15 years

Total Intangibles	$234.2

The amortization life of each component of the intangible assets identified above is preliminarily estimated and is primarily based on preliminary third-party valuations of the acquired assets; however, ongoing assessments are expected to impact the estimated amortizable life of such intangible assets.

Note 4. Pro Forma Earnings Per Share
The following table reflects the pro forma earnings per share data for the periods presented:

	Nine Months Ended	Nine Months Ended
(In millions, except per share amounts)	September 29, 2007	September 30, 2006

Numerator:
Pro forma net income	$197.8	$239.8

Denominator:
Denominator for basic EPS
Weighted average shares outstanding	98.1	100.0
Effect of dilutive stock options for both the Company and Paxar	.9	.6

Denominator for diluted EPS	99.0	100.6

Pro forma net income per common share:
Basic	$2.02	$2.40
Diluted	$2.00	$2.38
Certain employee stock options, performance share awards, restricted stock units and shares of restricted stock for both the Company and Paxar were not included in the computation of net income per common share, assuming dilution, because they would not have had a dilutive effect. The number of employee stock options, performance share awards, restricted units and shares of restricted stock excluded from the computation was 3.8 million for the nine months ended September 29, 2007 and 4.6 million for the nine months ended September 30, 2006.